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Exhibit 10.4—Lease Agreement

LEASE AGREEMENT

    THIS LEASE AGREEMENT, hereinafter referred to as Lease, entered into this 1st day of January, 2000, between Sheldon Homedale Family L.P., hereinafter called the Lessor and T.J.T., Inc., a Washington Corporation, hereinafter referred to as Lessee:

WITNESSETH:

    That the Lessor does hereby lease to Lessee and Lessee does hereby hire from Lessor the following described premises situated in Gem County, Idaho as described on Exhibit "A" attached hereto:

    Together with all appurtenances thereto and with easements of ingress and egress necessary and adequate for the conduct of Lessee's business, for the term of four (4) years, running from and including the 1st day of January, 2000, up to and including the 31st day of December, 2003, for use in Lessee's regular business, or any other legitimate business, subject to the terms and conditions of this Lease.

     1. Lessee covenants to pay to Lessor at T.J.T., Inc. office in Emmett, Idaho, or at such other place in Emmett, Idaho as Lessor shall designate in writing as rent for such premises, the monthly sum of Two Thousand and Sixty Dollars ($2,060), payable in advance commencing January 1, 2000. Lease payment shall increase three percent (3%) annually for the duration of this Lease.

    In addition to the above, Lessor and Lessee mutually covenant and agree as follows:

     2. Lessee may, at its own expense, either at the commencement of or during the term of this Lease, make such additions to the leased premises including, without prejudice to the generality of the foregoing, alterations in the water, gas and the electric wiring systems, as may be necessary to fit the same for its business, upon first obtaining the written approval of Lessor as to the materials to be used and the manner of making such alterations and/or additions. Lessor covenants not to unreasonably withhold approval of alterations and/or additions proposed to be made by Lessee. At any time prior to the expiration or earlier termination of the lease, Lessee may remove any or all such alterations, additions or installations in such a manner as will not substantially injure the leased premises. In the event Lessee shall elect to make any such removal, Lessee shall restore the premises, or the portion or portions affected by such removal, to the same condition as existed prior to the making of such alteration, addition or installation, ordinary wear and tear excepted. All alterations, additions or installations not so removed by Lessee shall become the property of the Lessor without liability on Lessor's part to pay for the same.

     3. Lessee shall, during the term of this Lease, maintain and make all necessary repairs to any structures and improvements located on the leased premises.

     4. Lessee shall pay all charges for water, gas and electricity consumed by Lessee upon the leased premises.

     5. Lessee shall duly obey and comply with all public laws, ordinances, rules or regulations related to the use of the leased premises.

     6. Lessee shall not assign, transfer, sublease, mortgage, pledge or otherwise encumber or dispose of this Lease or any portion thereof without written approval of Lessor. If any assignment is made without said specific written permission, it shall be declared void and the Lessor, at its option, may cancel this Lease.

     7. Lessee shall be responsible for the payment of all real estate taxes assessed against the leased premises during the term of this Lease, and shall be responsible for an other expenses associated with this property during the term of this Lease.

     8. Lessee shall insure the improvements on the leased premises against loss by fire, flood, civil commotion or other casualty, and shall maintain such insurance in amounts sufficient to repair or replace any structures so damaged to as good a condition existing at the beginning of this Lease. Lessee shall provide the Lessor with proof of such insurance and failure to provide such proof shall be a default by the terms of this lease agreement. Lessee shall also maintain a good and sufficient liability insurance policy and hold Lessor harmless from all liability associated with the use of the leased premises.

     9. In the event that the leased. premises shall be taken for public use by the city, state, federal government, public authority or other corporation having the power of eminent domain, then this Lease shall terminate as of the date on which possession thereof shall be taken for such public use, or at the option of Lessee, as of the date on which the, premises shall become unsuitable for Lessee's regular business by reason of such taking; provided, however, that if only a part of the leased premises shall be so taken, such termination shall be at the option of the Lessee only. If such a taking of only a part of the leased premises occurs, a proportionate reduction of the rent is to be paid from and after the date such possession is taken for public use. Lessee shall have the right to participate, directly or indirectly, an any award for such public taking to the extent that it may have suffered compensatable damages as a Lessee on account of such public taking.

    10. Either party has the right to terminate this Lease with ninety (90) days' notice.

    And it is mutually understood and agreed that the covenants and agreements herein contained shall inure to the benefit of and shall be equally binding upon the respective executors, administrators, heirs and assigns of the parties hereto.

    IN WITNESS WHEREOF, the parties hereto have executed this Lease.

/s/ TERRENCE J. SHELDON Terrence J. Sheldon, Partner Sheldon-Homedale Family L.P.	Date 1/11/00
/s/ LARRY B. PRESCOTT Larry B. Prescott, Senior Vice President and Chief Financial Officer, T.J.T., Inc.	Date 1/11/00

Legal description (Exhibit A to the Lease Agreement)

From the East quarter corner of Section 6, Township 6 North, Range 1 West, B.M., Gem County, Idaho; thence West on quarter section line 1974.15 feet, to the West line of the State Highway; thence South on said West line of Highway 384.5 feet, for a REAL POINT OF BEGINNING; thence West 152.2 feet, more or less, to the East line of the Old County Road; thence Southerly on said East line of County Road, 483 feet, more or less, to where said County Road turns East; thence Easterly 110 feet along the North side of said County Road to the West side of the right of way of the State Highway; thence Northerly on the West line of said right of way 483 feet, more or less, to said REAL POINT OF BEGINNING.

Except that portion of Deed to the State of Idaho for Highway in Warranty Deed dated February 26, 1970, recorded April 10, 1970 as Instrument No. 99549, records of Gem County, Idaho.

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LEASE AGREEMENT